Exhibit 10.54

CABOT MICROELECTRONICS CORPORATION
ANNUAL INCENTIVE AND SALES INCENTIVE PROGRAMS

ARTICLE I. GENERAL

Section 1.1.  Purpose.  Cabot Microelectronics Corporation (the "Corporation") maintains the Cabot Microelectronics Annual Incentive Program and Sales Incentive Program (the "Programs") to benefit and advance the interests of the Corporation by providing to the Corporation's employees performance-based cash bonuses ("Bonuses") that are based upon the achievement of financial, business and other performance goals.

Section 1.2.  Administration of the Program.  The Compensation Committee of the Corporation's Board of Directors (the "Committee") shall administer the Programs.  The Committee may adopt such rules as it deems appropriate in order to carry out the purpose of the Programs.  Questions of interpretation, administration and application of the Program shall be determined by the Committee.  The Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee with respect to the Programs.  The determinations of the Committee shall be final and binding in all matters relating to the Programs.  The Committee shall have authority to determine the terms and conditions of Bonuses.   With the exception of any determination or payment of any Bonus to any Executive Officer of the Corporation (as defined by relevant Securities and Exchange Commission regulations), the Committee may delegate some or all of its authority under the Programs to the Chief Executive Officer, other officers or the Corporation’s Global Human Resources Director.

Section 1.3.  Eligible Persons.  Bonuses may be granted to employees of the Corporation.  The Committee or, if applicable, its delegate(s) shall determine the employees who are eligible to participate in the Programs ("Participants").  An individual shall not be deemed an employee for purposes of the Programs unless such individual is classified and receives compensation from the Corporation for services performed as an employee of the Corporation.

ARTICLE II. BONUSES

Section 2.1. Bonuses.  The Committee may grant annual Bonuses to employees subject to the provisions of the Programs.

Section 2.2. Terms of Bonuses.  The Committee or, if applicable, its delegate(s) shall (i) establish for the relevant period of the Programs ("Performance Period") the applicable performance goals and objectives ("Performance Objectives") for the Corporation and each Participant, and the particular allocation to each such Performance Objective, and (ii) establish target bonuses for each Participant, which shall equal a percentage of the Participant's base salary.  In general, for the Annual Incentive Program, the Performance Period is the Corporation’s fiscal year (October 1 – September 30).  In general, for the Sales Incentive Program, the Performance Period is each the first two (October 1 – March 31) and the last two (April 1 – September 30) quarters of the Corporation’s fiscal year.  Performance Objectives under the Programs may include, but shall not be limited to, various financial, business and operational goals (for example, those related to earnings per share, revenue, gross margin, cash flow, earnings before interest and taxes, customer satisfaction, product quality, securing new opportunities, new product introductions, productivity improvements, customer return rate, and, new business area growth).

Section 2.3. Determination of Bonuses.  Following the close of the relevant Performance Period, the Committee, or, with respect to Participants other than Executive Officers, the Committee's delegate(s), shall determine the amount of Bonus (if any) to be paid to each Participant, based on assessment of achievement of the Performance Objectives of the Programs, as well as reflecting an assessment of each Participant’s individual performance or other factors during the relevant Performance Period, in the Committee’s (or delegate(s)’) sole discretion.  In no event shall a determination of a Bonus for an Executive Officer be made other than by the Committee.

               Section 2.4. Payment of Bonuses.  Payment of a Bonus to a Participant shall be made as soon as practicable after determination of the amount of the Bonuses under Section 2.3 above, and after the Committee has approved the aggregate bonus payout amount for the Performance Period, and individual Bonuses for the Corporation’s Executive Officers, but in no event later than 75 days after the end of the Performance Period.  In no event shall a payment of a Bonus be made to an Executive Officer other than as specifically authorized by the Committee.  Participants whose employment is terminated, whether by the Corporation or voluntarily by the Participant, prior to the payment date of a Bonus shall not be entitled to receive a Bonus, whether or not a Bonus amount previously had been designated for such Participant pursuant to the terms of the Programs.  According to the intent of the Corporation to award the entire accrual of Bonus amounts for the relevant Performance Period, which is set by the Committee in conjunction with the closing of the Corporation’s financial books for such Performance Period, to the extent a Bonus amount had been accrued for and/or designated for such Participant in advance of the termination of such Participant’s employment, the Corporation shall reallocate such amount to the pool of other Participants (with the exception of Executive Officers unless specifically agreed upon by the Committee) in the Programs, to the extent administratively practical.

ARTICLE III  MISCELLANEOUS

Section 3.1. No Additional Participant Rights.  The participation of an employee in the Programs shall not give such employee any right to be retained in the employ of the Corporation or any of its affiliates, and the Corporation specifically reserves the right to dismiss a Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Corporation, with or without cause.  No person shall have claim to a Bonus under the Programs, except as otherwise provided for herein, or to continued participation in the Programs. There is no obligation for uniformity of treatment of Participants under the Programs. The benefits provided for Participants under the Programs shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment agreement with the Corporation or one of its affiliates, in accordance with the terms and conditions of the Participant's employment agreement.

Section 3.2. No Assignment.  The rights of a Participant with respect to any Bonuses granted under the Programs shall not be transferable by the Participant.

Section 3.3. Tax Withholding.  The Corporation or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Programs to a Participant or to a Participant's beneficiary or beneficiaries any federal, state or local taxes required by law to be withheld with respect to such payments.

Section 3.4. No Restriction on Right of Corporation to Effect Changes.  The Programs shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Corporation or a subsidiary thereof or any other event or series of events, whether of a similar character or otherwise.

Section 3.5. Source of Payments.  The Corporation shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Programs. To the extent any person acquires any rights to receive payments hereunder from the Corporation, such rights shall be no greater than those of an unsecured creditor.

Section 3.6. Amendment and Termination.  The Committee may at any time and from time to time alter, amend, suspend or terminate the Programs in whole or in part.

Section 3.7. Governing Law and Severability.  The Programs and all rights and Bonuses hereunder shall be construed in accordance with and governed by the laws of the State of Illinois without regard to conflicts of law principles and applicable federal law.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Programs shall be exclusively in the courts in the State of Illinois, including the Federal Courts located therein (should Federal jurisdiction exist).  If any portion of the Programs is deemed to be in conflict with local law, that portion of the Programs, and that portion only, will be deemed null and void under that local law. All other provisions of the Programs will remain in full effect.

                Section 3.8.  Miscellaneous.  Notwithstanding any provision of the Programs to the contrary, any and all Bonuses made under the Programs are intended to be exempt from or, in the alternative, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretive guidance thereunder, including the exceptions for short-term deferrals.  The Programs shall be construed

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